Exhibit 10.3

CONTRACT BETWEEN PUBLIC UTILITY DISTRICT

NO. 1 OF CHELAN COUNTY, WASHINGTON, AND

PUGET SOUND POWER & LIGHT COMPANY

THIS CONTRACT, Made and entered into this 14th day of November, 1957, by and between PUBLIC UTILITY DISTRICT NO. 1 OF CHELAN COUNTY, WASHINGTON (hereinafter called the ''District"), a municipal corporation organized and existing under the laws of the State of Washington, and PUGET SOUND POWER & LIGHT COMPANY (hereinafter called "Puget"), a private utility corporation organized and existing under the laws of the State of Massachusetts,

W I T N E S S E T H :

WHEREAS, the District has heretofore, to wit: on January 6, 1956, entered into two power contracts with Puget, one contract for the purchase, sale and interchange of power and energy between the parties thereto in connection with the Rock Island Hydro-Electric Production System of the District, created by Resolution of the District No. 292, and the Columbia River-Rock Island Hydro-Electric System created by Resolution of the District No. 1137, which power contract is hereinafter referred to as the "Rock Island Contract," and the other contract for the sale of power and energy by the District to Puget from the District's Federal Power Commission licensed project No. 2145, known as the Rocky Reach Hydro-Electric Power Project, which power contract is hereinafter referred to as the "Rocky Reach Contract"; and

WHEREAS, the District and Puget on the twentieth day of November, 1956, entered into a Supplemental Power Contract (hereinafter referred to as "Supplemental Power Contract"), modifying and supplementing the Rock Island Contract and the Rocky Reach Contract; and

WHEREAS, the Commissioners of the District on the twentieth day of November, 1956 adopted Resolution No. 1412, providing a plan and system for the acquisition and construction of an electric utility system known as the Rocky Reach Hydro-Electric System (Federal Power Commission licensed project No. 2145) and pursuant thereto issued $23,100,000 of revenue bonds (hereinafter referred to as "Series of 1956 Bonds") to defray a portion of the cost of the acquisition and construction of the Rocky Reach Hydro-Electric Power Project (hereinafter referred to as the "Project"), and

WHEREAS, at the time said Supplemental Power Contract was entered into and said Resolution No. 1412 of the District was adopted, it was contemplated that the balance of the Project could be financed by the issuance of $227,500,000 Subsequent Series Bonds with a resultant estimated average annual cost of power of not exceeding Nineteen and 93/100 Dollars ($19.93) per kilowatt year (and not exceeding Twenty-one and 75/100 Dollars ($21.75) per kilowatt year during any twelve (12) months' period ending July first); and

WHEREAS, under the terms of said Rocky Reach Contract as modified and supplemented, neither the District nor Puget was obligated to proceed with the construction of the Project or to take power therefrom if such power costs should exceed those specified in the Supplemental Power Contract; and

WHEREAS, said Project cannot be financed and constructed with resultant power costs within said limitations on the cost of power and the District is unable, within the framework of said Rocky Reach Contract as supplemented and modified by the Supplemental Power Contract to proceed with the construction of the Project and to perform in accordance with the terms of said Rocky Reach Contract as so supplemented and modified, and it is in the interest of the District, Puget and the holders of Series of 1956 Bonds that the construction of the Project proceed expeditiously and to that end the Rocky Reach Contract and Supplemental Power Contract be cancelled and superseded by the within contract; and

WHEREAS, the execution of this contract will enable the District to enter into Power Sales Contracts for the sale of power from the Project to others and for the District to proceed with the financing and construction of the Project, which would not otherwise be possible, and thereby to improve the security of said bondholders,

NOW, THEREFORE, for and in consideration of the premises and of the covenants and undertakings of the parties hereinafter set forth, the parties hereto covenant and agree as follows:

SECTION 1.

The Rocky Reach Contract and the Supplemental Power Contract are hereby cancelled and superseded by the within contract.

SECTION 2.           Definitions.
(A)           The term "Rocky Reach Hydro-Electric System Revenue Bonds" shall mean the electric revenue bonds issued or partly issued and to be issued by the District and at any time outstanding for the purpose of providing funds for the payment of all costs of the District incurred in connection with the financing, acquisition and construction of the Project, including, but without limitation, amounts required to pay interest on all of said bonds during the estimated period of construction and for such additional period or periods thereafter as shall be specified in the resolution or resolutions authorizing the issuance of said bonds, to provide working capital, to repay any advances made by Puget or others in connection with the investigation, development and/or construction of the Project which are repayable out of the proceeds of said bonds, and to provide the amounts required for the Reserve Account in the Bond Fund and for the Reserve and Contingency Fund as provided for in the resolution or resolutions authorizing the issuance of said bonds, and shall include Series of 1956 Bonds and Subsequent Series Bonds.
(B)           The term "Subsequent Series Bonds" shall mean the Rocky Reach Hydro-Electric System Revenue Bonds to be issued by the District pursuant to a resolution or resolutions to be adopted as authorized under the provisions of Resolution No. 1412, to pay all of the estimated costs of the financing, acquisition and construction of the Project in the aggregate principal amount estimated to be necessary for that purpose when supplemented by the proceeds of the Series of 1956 Bonds, including, but without limitation, amounts required to pay the costs and expenses enumerated in paragraph (A) of this Section 2.
(C)           The term "Spillway Section of the Project" shall mean that portion of the Project acquired and constructed with the proceeds of the Series of 1956 Bonds, including but not limited to the east concrete spillway section and abutment section, concrete retaining walls, lands, easements, flood rights and water rights.
(D)           The term "Stage 1 Construction" shall mean that portion of the construction of the Project as described in the Districts Invitation For Bids For Stage 1 Construction Rocky Reach Hydro-Electric Power Project, dated June 15, 1956, the Contract Documents relating thereto, and the applicable addenda.

SECTION 3.
Puget has heretofore paid to the District, as an advance partial payment for power and energy to be made available to Puget from the Project, the sum of One Million and Five Hundred Thousand Dollars ($1,500,000), which amount, together with any future advances of like kind, shall promptly be repaid to Puget from the proceeds of the Subsequent Series Bonds initially underwritten.

SECTION 4.
Until the District has issued, sold and delivered the Subsequent Series Bonds, or until the indebtedness evidenced by the Series of 1956 Bonds has been paid or refunded, whichever is earlier, Puget agrees that, in the event of deficiency in the Bond Fund created and established by Resolution No. 1412 for the payment of the Series of 1956 Bonds, it will pay to the District in addition to all other payments by Puget to the District under the Rock Island Contract, in monthly installments beginning not earlier than July 1, 1958, an annual surcharge on the amounts payable by Puget to the District pursuant to Section 4 of the Rock Island Contract (hereinafter referred to as the "Surcharge"), in an amount equal to the sum of the following costs of the District:
(a)           The amounts required in any year to make up any deficiency in the amounts required by the provisions of Resolution No. 1412 to be paid into the Bond Fund for the payment of the principal of, and interest, and premium, if any, on the Series of 1956 Bonds at any time outstanding;
(b)           The amounts annually required to pay the necessary costs and expenses of maintenance of the Spillway Section of the Project, and
(c)           The amounts annually required to pay governmental taxes, assessments or other similar charges, or reasonable payments in lieu thereof, lawfully imposed upon or incurred by the District by reason of the additional payments herein provided to be made by Puget to the District as provided in subparagraphs (a) and (b) of this Section 4, and by reason of the ownership by the District of the Spillway Section of the Project.
Puget shall be entitled to credit on the amounts so to be paid in an amount equal to the interest received by the District by reason of the investment of moneys in the Reserve Account in the Bond Fund created by Resolution No. 1412 for the Series of 1956 Bonds, and any miscellaneous net revenues derived by the District by reason of the ownership of the Spillway Section of the Project; provided that during the period of construction of Stage 1 Construction the interest received by the District by reason of the investment of moneys in said Reserve Account shall be transferred to the Construction Fund for the Project.
Sixty per cent (60%) of any such payments when received by the District shall be deposited in the Revenue Fund created by said Resolution No. 292, and forty per cent (40%) thereof in the, Revenue Fund created by said Resolution No. 1137, and, subject to the requirements of said Resolutions Nos. 292 and 1137, an amount equal to each of said amounts shall promptly be transferred by the District from said respective Revenue Funds to the Bond Fund created by Resolution No. 1412 for the Series of 1956 Bonds.
The billings provided for in Section 9 of said Rock Island Contract shall include the Surcharge provided for in this Section 4.  Amounts payable by Puget to the District pursuant to paragraph (a) of this Section 4 shall be paid on or before the twentieth day of each calendar month in which such payment is required.
If the District takes power and energy from the Rock Island Plant under the provisions of said Rock Island Contract, the District agrees to pay to Puget from that portion of the revenues received by the District from the ownership and operation of the Rock Island Plant, other than revenues received from Puget, including the revenues from the sale of power and energy from said Rock Island Plant to other systems of the District, in addition to all other payments payable by the District to Puget under said Rock Island Contract, that proportionate part of the Surcharge which Puget shall have paid pursuant to this Section 4 that the District's payments under Section 7 of the Rock Island Contract bear to Puget's payments under Section 4 of the Rock Island Contract.
If and when the District issues, sells and delivers all of the Subsequent Series Bonds, or the indebtedness evidenced by the Series of 1956 Bonds has been paid or refunded, then the undertakings of the parties hereto as set forth in Sections 4 and 5 hereof shall thereupon terminate and shall be of no further force or effect.

SECTION 5.
The District agrees that on and after December 16, 1958, or on and after such earlier date as the District is able to obtain delivery of power and energy from the Bonneville Power Administration in amounts sufficient to serve the load requirements of the District's distribution system, the District will not take power and energy from the Rock Island Plant pursuant to Section 6 of the Rock Island Contract, and the District will not at any time after the date hereof serve any notice, pursuant to said Section 6, to take power and energy after December 16, 1958, or such earlier date as the District is able to obtain delivery of power and enery from Bonneville Power Administration as aforesaid in excess of the following amounts, to wit:
A.           From December 16, 1958, or such earlier date, until December 31, 1966, 12,000 kilowatts or such portion thereof as is required by the District in addition to the power and energy obtainable from the Bonneville Power Administration under rates, terms and conditions consistent with sound business practices and which will properly and advantageously contribute to the conduct of the business of the District, to serve the load requirements of the District's Distribution System; and
B.           Thereafter as set forth in the table below, viz:
Year of Withdrawal	Amounts – Not More Than:

1967	15,500 KW
1968	24,500 KW
1969	34,000 KW
1970	44,000 KW
1971	55,500 KW
1972	67,500 KW
1973	80,500 KW
1974	94,500 KW
1975	110,000 KW
1976 and thereafter during the life of the Rock Island Power Contract	124,500 KW

The term "load requirements of the District's Distribution System" as used herein shall mean the power and energy required to serve the loads specified in Section 6 of the Rock Island Contract and the load in Douglas County, Washington, in connection with the construction of the Rocky Reach Project.

SECTION 6.           Rock Island Contract.

The Rock Island Contract is hereby amended as follows:

1.           Section 4 thereof is hereby amended to include in the payments to be made by Puget to the District pursuant to said Section 4 the payments to be made by Puget to the District pursuant to Section 4 hereof, the payment of which shall be enforceable in the manner provided in Section 9 thereof.
2.           Section 6 thereof is amended to conform to the provisions of Section 5 hereof.
3.           Section 7 thereof is amended to conform to the provisions of Section 4 hereof relating to the payments by the District to Puget for the payment by the District of its proportionate share of the Surcharge on power and energy of the Rock Island Plant taken by the District under the terms of Section 5 hereof.
4.           Section 9 thereof relating to billings is amended to conform to the provisions of Section 4 hereof relating to billings.
5.           Section 10 thereof with reference to the use of moneys in the Revenue Funds of the Rock Island Plant is hereby amended to permit the transfer of the Surcharge to the Bond Fund created by Resolution No. 1412 for the Series of 1956 Bonds, pursuant to the provisions of Section 4 hereof.
6.           The last paragraph of Section 14 thereof is hereby amended to permit the use of the revenues of the System and the Production System (as such systems are defined in said Rock Island Contract) to be used, to the extent of the Surcharge, as is herein provided in Section 4 hereof.
7.           Section 14 thereof is amended by changing the period at the end of the first paragraph of said Section to a comma and adding the words, "and the proceeds of any policies of insurance covering any such loss of revenue shall be paid into the Revenue Fund and credited against the payments required to be made by Puget to the District pursuant to Section 4 hereof, and such credit shall be reflected in billings pursuant to Sections 4 and 7 hereof."

Except as specifically amended herein, said Rock Island Contract shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

PUBLIC UTILITY DISTRICT NO. 1 OF CHELAN COUNTY, WASHINGTON By /s/ L. J. Richardson President

ATTEST:

/s/ Ivan J. Compton Secretary

PUGET SOUND POWER & LIGHT COMPANY By /s/ Frank McLaughlin President

ATTEST:

/s/ Ralph M. Davis Secretary